Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 31, 2014, by and between LMI Aerospace, Inc., a Missouri corporation, its successors, and assigns (“Corporation”), and JOSEPH DEMARTINO (“Employee”).
1.Purpose and Employment. The purpose of this Agreement is to define the relationship between Corporation as an employer and Employee as an employee of Corporation. Corporation hereby employs Employee, and Employee hereby accepts employment with Corporation upon all of the terms and conditions set forth in this Agreement.

2.Employee Representations and Warranties. Employee represents and warrants to Corporation that Employee is not bound by any covenant not to compete or similar agreement that would prohibit Employee from performing, or would restrict or limit Employee in Employee’s performance of, Employee’s job duties for Corporation. Employee shall indemnify and hold harmless Corporation and its officers, managers, members, agents and representatives from and against any damages, losses, claims, costs (including attorneys’ fees) incurred by any of them arising out of or resulting from any breach of the foregoing representation and warranty by Employee.

3.Duties and Position.

A.Position. Corporation hereby employs Employee as its Chief Operating Officer, reporting to the Chief Executive Officer of LMI Aerospace. Employee’s title and/or reporting structure may be modified during Employee’s employment by the officers or the Board of Directors of the Corporation (“Board”).

B.Duties. Employee shall be responsible for oversight of all Aerostructures Operations activities and functions on behalf of Corporation and its subsidiaries and such other and further duties, responsibilities, and functions, at such locations, and in such manner as may be specified from time to time during Employee’s employment by the officers or the Board.

C.Duty of Loyalty. Employee agrees to devote so much of Employee’s time, attention and energies to the business of Corporation as is necessary for the successful operation of Corporation and shall endeavor at all times to improve the business of Corporation. Employee shall not engage in any other business activities without the advance written consent of Corporation. Such consent by Corporation shall not be unreasonably withheld provided that such other business activities do not detract from or violate Employee’s duties for and obligations to Corporation.

D.Compliance with Corporation Policies. Employee agrees to comply with and be subject to all of Corporation’s policies and procedures, including reasonable amendments to such policies and procedures adopted by Corporation during the term of Employee’s employment, as well as such reasonable rules and regulations as are adopted from time to time by Corporation.

4.Term. The term of Employee’s employment under this Agreement shall commence on July 31, 2014 (“Effective Date”), and shall terminate as on December 31, 2016 (“Initial Term”) unless sooner terminated by either Party in accordance with the terms of this Agreement. Following expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (“Renewal Terms”) unless: a) not later than October 31 of any year, beginning in 2016, either party has given written notice to the other party of its intention not to extend the term of this Agreement; b) this Agreement is superseded by a new employment agreement with Corporation; or c) this Agreement is terminated in accordance with Section 6 below.

5.Compensation

A.	Base Salary. For all services to be rendered by Employee in any capacity hereunder, Employee shall be entitled to receive from Corporation an annual “Base Salary” in the amount of:
Three Hundred Thousand Dollars ($300,000.00)
The Compensation Committee of the Board will annually review Employee’s salary and may, in its sole discretion, increase (but not reduce) Employee’s Base Salary. If increased, such Base Salary, as so increased, shall constitute “Base Salary” hereunder.

All payments of Base Salary shall be paid in accordance with Corporation’s normal payroll procedures and shall be less any authorized or required payroll deductions. In the event this Agreement is in effect for only a portion of any particular month, the amount of Employee’s regular compensation for that month shall be prorated on the basis of the actual number of days during such month this Agreement was in effect.

B.	Bonuses.

i.
Signing Incentive: Employee shall be entitled to receive a cash payment of twenty thousand dollars ($20,000) as a “Signing Incentive”. The Signing Incentive shall be paid on the first practical regular payroll date after the Effective Date and shall be less any authorized or required payroll deductions.

ii.
Annual Performance Bonus. Provided Corporation’s financial targets are met and Employee has achieved and is maintaining a satisfactory level of performance as determined by Corporation and Employee is employed under the terms and conditions of this Agreement as of the first day of the fiscal year in which the Performance Bonus is to be paid, Corporation shall pay Employee a “Performance Bonus” in addition to Employee’s Base Salary. The Performance Bonus shall be calculated as follows, except that for the period July 21, 2014 through December 31, 2014 only, the Employee’s bonus shall be equal to 45% of the calculated amount:

a.
Five percent (5%) of Employee’s Base Salary, provided Corporation’s Annual Income from Operations for such fiscal year is not less than sixty percent (60.0%) of its budgeted Annual Income from Operations; plus

b.
Five percent (5%) of Employee’s Base Salary, provided Corporation’s Annual Income from Operations for such fiscal year is not less than one-hundred percent (100%) of its budgeted Annual Income from Operations; plus

c.
Twenty-two Hundredths of one percent (0.22%) of Corporation’s Annual Income from Operations provided Corporation’s Annual Income from Operations for such fiscal year is not less than seventy-five percent (75%) of its budgeted Annual Income from Operations.

For purposes of the calculation of the Performance Bonus, Corporation’s “Annual Income from Operations” means its annual income from operations, on a consolidated basis, for a given fiscal year, as determined by the firm of independent certified public accountants providing auditing services to Corporation, using generally accepted accounting principles, consistently applied, and calculated without regard to (a) any bonus paid pursuant to employment contracts, (b) any income or loss attributable to any other corporation or entity (including the assets of a corporation or entity that constitute an operating business) acquired by or merged into the Corporation subsequent to the effective date of this Agreement.
Any Performance Bonus payment shall be less any authorized or required payroll deductions and shall be paid not later than fifteen (15) days after the receipt by Corporation of its annual audited financial statements, which Corporation expects to receive within ninety (90) days after the end of each Corporation fiscal year. The Performance Bonus will be paid either one hundred percent (100%) in cash or, at Employee’s election, fifty percent (50%) in cash and fifty percent (50%) in Corporation stock. The price per share for any Corporation stock paid as part of the Performance Bonus is based on the average price per share on the date the cash portion of the bonus is paid and such stock is granted. Should Employee elect the option to have 50% paid in cash and 50% in Corporation stock, such election must be made and communicated in writing to Corporation by March 31 of the fiscal year in which such Performance Bonus may be earned.
Corporation retains the right to modify or adjust the manner in which the Performance Bonus is calculated at any time, including in the event that Corporation either acquires the majority interest or more in the assets of another entity, experiences a change in its organizational structure affecting one or more of its entities, or sells its assets, or any portion thereof, to another entity. However, any modification to the Performance Bonus calculation during the term of this Agreement shall provide Employee, the opportunity to earn, at a minimum, a Performance Bonus amount comparable to the amount Employee is eligible to earn under the Performance Bonus calculation set forth above.

iii.
Long-Term Incentive Plan: Provided Corporation’s financial targets are met, and Employee has achieved and is maintaining a satisfactory level of performance as determined by Corporation, and Employee is employed under the terms and conditions of this Agreement as of the date in which a “Long Term Incentive” is to be awarded, Employee is eligible to receive Restricted Stock as part of Corporation’s “Long Term Incentive Plan”, as may be amended by Corporation. Restricted Stock shall be issued and vest in accordance with the terms of the RSA. Each annual grant of Restricted Stock shall have a targeted value of approximately $60,000, however the actual amount of each annual award will be determined by the Board and will be based on Corporation’s and Employee’s performance relative to pre-established organizational and individual objectives.

As of the Effective Date of this Agreement, Employee will be provided a Long Term Incentive of Restricted Stock equal to $60,000.

iv.
In addition to the Performance Bonus (if any), the Employee shall be entitled to receive such bonus compensation as the Board may authorize from time to time. However, nothing in this Agreement shall be construed to entitle Employee to receive any bonus compensation that has not been formally declared. Any bonus compensation payable to Employee shall be less any authorized or required payroll deductions and shall be paid within sixty (60) days from the date such bonus was authorized by the Board.

v.
Pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Clawback Provision”), if Corporation is required to prepare an accounting restatement for any fiscal quarter or year due to the material non-compliance of Corporation with any financial reporting requirement under the securities laws, Corporation shall recover any incentive-based compensation (including stock options) paid to any current or former executive officer during the three-year period preceding the date on which the Corporation is required to prepare a restatement. The amount to be recovered is the excess of the amount originally paid to the executive officer based on the incorrect financial statements over the amount that would have been paid under the restated financials. In the event of any inconsistency between this section iii and of the Dodd-Frank Clawback Provision, the Dodd-Frank Clawback Provision shall prevail. Additionally, to the extent that future rules and regulations are promulgated by the Securities and Exchange Commission or any other federal regulatory agency that would add to, modify or supplement the Dodd-Frank Clawback Provision (each, a “Modification”), then this section iii shall be deemed modified to the extent required to remain consistent with the Dodd-Frank Clawback Provision, giving effect to such revision as of the date upon which such Modification becomes or would otherwise be deemed to be effective.

C.
Fringe Benefits. Provided that Employee meets the applicable eligibility requirements, Employee shall be eligible to participate in such employee fringe benefit plans as may be authorized and adopted from time to time by Corporation, including the following: any health insurance plan; any medical reimbursement plan; any qualified retirement plan; any disability or leave pay plan; any disability insurance plan; any group term life insurance plan; and such other employee benefit plans offered by Corporation for which Employee is eligible pursuant to the terms of such plans. Corporation may also furnish such other benefits to Employee as Corporation shall determine from time to time within its sole discretion to be in the best interests of Corporation and Employee.

Corporation shall furnish to Employee during the term of this Agreement, at Corporation’s option and in accordance with Corporation’s automobile policy, either an automobile selected by Corporation, including payment of reasonable expenses for such automobile, to aid Employee in the performance of Employee’s duties, or a Seven Thousand Dollars ($7,000.00) annual automobile allowance.
Corporation retains the right to implement, modify or discontinue these benefits at any time, with or without notice.

D.
Relocation. Corporation will provide relocation assistance to facilitate Employee’s relocation to the Greater St. Louis area. Such assistance will include: i) reimbursement of reasonable out-of-pocket costs of moving household goods and belongings from Employee’s present home to the greater St. Louis Area, including packing, unpacking, shipping and insurance; ii) the shipment of one automobile to the greater St. Louis area; iii) home buying/selling assistance up to $50,000, which may be used at Employee’s discretion for sale/closing costs (at actual and reasonable amounts for the sale of Employee’s current home) or the purchase of a home in the greater St. Louis area, including for a down payment or for realtor fees; (iv) two (2) roundtrip airfares for each of Employee and Employee’s spouse for relocation to the greater St. Louis area; and (v) temporary housing in the greater St. Louis area for a period of up to 90 days with such benefit grossed up for income taxes. Within two (2) years of the Effective Date of this Agreement, should Employee terminate this Agreement under section 6(C), except for Good Reason, Employee shall be obligated to reimburse Corporation for all Employee Relocation expenses which were paid or reimbursed by Corporation pursuant to this section 5(D). Such reimbursement will be due to Corporation within ten (10) business days of Employee’s termination. Employee specifically authorizes Corporation to deduct from any final paycheck or Severance Pay amount, any amounts due Corporation under this section.

E.
Business Expenses. Throughout the term of Employee’s employment hereunder, Corporation shall reimburse Employee for all reasonable and necessary travel, entertainment, and other business expenses that may be incurred in direct connection with the performance of Employee’s duties hereunder and in accordance with reasonable policies concerning expense reimbursement adopted from time to time by Corporation.

F.
Paid Leave. Employee shall be entitled to paid vacation time, per Corporation policy as amended, adopted, suspended or terminated from time to time by Corporation, to use during each year of this Agreement; provided that, to the extent possible, any leave shall be taken by Employee at such time or times as do not conflict so far as reasonably practicable with Employee’s duties and responsibilities hereunder. Unused vacation time remaining at the end of the year shall be forfeited and shall not carry forward to the next year nor will Employee receive any compensation for unused vacation time. Employee shall also be eligible for other paid leave in accordance with Corporation’s policies, as amended, adopted, suspended or terminated from time to time by Corporation.

6.Termination of Employment. The phrase “termination of employment” shall mean that Employee has incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations thereunder.

A.Termination by Corporation for “Cause.” This Agreement and Employee’s employment hereunder may be immediately terminated by Corporation, at its option, for “Cause,” either with or without notice, if Employee shall:

i.	Engage in negligence or willful misconduct in the performance of Employee’s duties, which is materially injurious to Corporation; or

ii.	Willfully fail to observe Corporation’s policies (such as, but not limited to, any sexual harassment, workplace violence or drug testing policies); or

iii.
Commit acts of dishonesty of any kind, including willful misrepresentation, falsification of records, or breach of Employee’s fiduciary duty to Corporation, in Employee’s interactions or dealings with the Corporation, its employees or customers.

iv.	Refuse to comply with any reasonable, lawful direction of the Board or Corporation officer; or

v.
Engage in business practices or conduct that, in the reasonable opinion of Corporation, may or will result in a material injury or loss to Corporation, including damage to customer relations or business prospects; or

vi.
Have illegal substances in Employee’s system, be impaired by alcohol, or use prescription medications in a manner other than that for which it is prescribed, while on Corporation’s premises or while engaged in the performance of Employee’s duties for Corporation; or

vii.	Lose or have suspended any licenses, clearances or bonding required to perform Employee’s duties under this Agreement; or

viii.
Violate any law, rule, or government regulation (other than traffic violations, misdemeanors, or similar offenses that do not involve moral turpitude) or be convicted of or plead nolo contendere to any felony.

For purposes of defining Cause, no act, or failure to act, of Employee shall be considered “willful” unless done, or omitted to be done, by Employee deliberately and with knowledge of the consequences of such action or inaction. In the event of any such termination for Cause by Corporation, Corporation shall only be obligated to continue to pay Employee the Regular Compensation due Employee under this Agreement up to Employee’s termination date.
B.Termination by Corporation Without Cause. This Agreement and Employee’s employment hereunder may be immediately terminated by Corporation without Cause. In the event of any such termination by Corporation without Cause, Corporation shall be obligated to continue to pay Employee (i) the Base Salary due Employee under this Agreement up to Employee’s termination date; and (ii) Severance Pay as defined below.

C.Termination by Employee. This Agreement and Employee’s employment hereunder may be terminated by Employee with thirty (30) calendar days written notice (“Notice Period”) to Corporation. Upon receiving notice of termination from Employee, Corporation reserves the right to terminate this Agreement immediately or at any time during the Notice Period. Provided Employee has given the required thirty (30) calendar days notice, if Corporation elects to terminate this Agreement before the termination date set forth in Employee’s notice, Corporation shall be obligated to continue to pay Employee the Base Salary that would have been due Employee under this Agreement to the end of Employee’s Notice Period, but not exceeding thirty (30) days. If Employee terminates this Agreement with less than thirty (30) calendar days notice or if Employee elects not to remain employed for the full Notice Period, Corporation shall only be obligated to pay Employee the Base Salary due Employee up to the earlier of (i) the end of Employee’s Notice Period or (ii) the termination date set by Corporation.

Notwithstanding anything to the contrary in this section (C), in the event Employee terminates this Agreement for Good Reason within two (2) years of the Effective Date, Corporation shall, in addition to any Base Salary that would be due Employee through the end of the Notice Period, pay Employee Severance Pay, as defined in Section 7(A) below. Good Reason is defined as the occurrence of any of the following: (1) an involuntary change in Employee’s authority, duties or responsibilities, which would cause Employee’s position with Corporation to become of materially less responsibility, authority and/or importance; or (2) Employee is not given sufficient authority for Employee to carry out the responsibilities contemplated hereunder; (3) Corporation otherwise materially breaches this Agreement, provided that Employee must: (a) provide written notice to Corporation of Good Reason no more than ninety (90) days after the initial existence of Good Reason, and (b) afford Corporation thirty (30) days to remedy the material change or breach, and (c) Employee must terminate within one-hundred-twenty (120) days following the initial existence of any Good Reason if Corporation fails to remedy the same. Employee acknowledges that occurrence of the events described in (i) and (ii) below will not constitute a material breach of this Agreement and will not constitute a material change by Corporation in Employee’s authority, duties or responsibilities which would cause Employee’s position with Corporation to become of materially less responsibility and importance: (i) responsibility for one or more of Corporation’s or affiliates’ operations is delegated to a person or persons (each a “Delegate Officer”) by the Board or the Chief Executive Officer, regardless of whether Employee at one time performed some or all of the job responsibilities assigned to such Delegate Officer, provided that such Delegate Officer reports, directly or indirectly, to Employee, and (ii) the size of Corporation changes.
D.Death of Employee. This Agreement and Employee’s employment hereunder shall terminate automatically upon the death of Employee. In the event Employee’s employment is terminated by reason of Employee’s death, Employee’s estate shall be eligible to receive any unpaid Base Salary that is due through the date of death.

E.Disability of Employee. This Agreement and Employee’s employment hereunder may be terminated in the event of Employee’s disability, as defined in Corporation’s Long Term Disability Policy in effect at the time, for a period of six (6) months or more. Employee acknowledges and agrees that Employee shall voluntarily submit to a medical or psychological examination for the purpose of determining Employee’s continued fitness to perform the essential functions of Employee’s position whenever requested to do so by Corporation. If Corporation elects to terminate the employment relationship on this basis, Corporation shall notify Employee or Employee’s representative in writing and the termination shall become effective on the date that such notification is given. In the event of a termination of employment by reason of Employee’s disability, Employee shall be eligible to receive any unpaid Base Salary that is due through the date of termination of Employee’s employment.

F.Corporate Dissolution. This Agreement and Employee’s employment hereunder shall terminate in the event of the termination of the business or corporate existence of the Corporation. In the event of any such termination by Corporation, Corporation shall be obligated to continue to pay Employee (i) the Base Salary due Employee under this Agreement up to Employee’s termination date; and (ii) Severance Pay as defined below.

G.Reconciliation of Compensation Owed Employee. After any termination of Employee’s employment hereunder, all compensation and amounts due to Employee with respect to work performed or expenses incurred prior to the date of termination shall be reconciled with amounts due to Corporation from Employee. Each party shall be entitled to offset against any amounts that may be due to the other party such amounts as are due from such other party to it or him. The parties shall proceed expeditiously to accomplish the foregoing, and the resulting amount due from one party to the other shall be paid promptly after it is determined.

H.Employee Cooperation. Following any notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of Employee’s pending work on behalf of Corporation and the orderly transfer of any such pending work to such other employees of Corporation as may be designated by Corporation. To that end, Corporation shall be entitled to such full time or part time services of Employee as Corporation may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination. Employee further agrees to cooperate with and provide assistance to Corporation and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting Corporation, in which (in the reasonable judgment of Corporation) Employee’s assistance or cooperation is needed. Employee shall, when requested by Corporation, provide testimony or other assistance and shall travel at Corporation’s request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, Corporation shall attempt to accommodate Employee’s schedule, shall provide Employee with reasonable notice in advance of the times in which Employee’s cooperation or assistance is needed, and shall reimburse Employee for any reasonable expenses incurred in connection with such matters.

7.Severance Benefits. In the event of a termination by Corporation without Cause as defined in Section 6 B or in the case of Corporate Dissolution as defined in Section 6 F, Corporation agrees to provide Employee with the following payments and benefits, which shall be referred to as the “Severance”:

A.	Twelve (12) months of Base Salary (“Severance Pay”)

B.
Notwithstanding the provisions of A above, If employment is terminated in conjunction with a change in the control of Corporation, Corporation will provide the Employee with Severance Pay under the circumstances specified in (i) and (ii) of this subsection (B), and the conditions set forth in subsections 7 (D) and (E) of this Agreement. For the purposes of this Agreement, a “Change in Control” is defined as the sale of substantially all of the operating assets of Corporation, the acquisition of more than fifty percent (50%) of the stock of Corporation by a group of shareholders or an entity which acquires control of Corporation (a “Purchaser”), or a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of Corporation or such surviving entity outstanding immediately after such merger or consolidation.

i.
If the Change in Control results in the involuntary termination of Employee or results in Employee electing within nine (9) months from the date of the Change in Control to terminate Employee’s employment for Good Reason (as defined below), Corporation shall provide Employee with severance pay in an amount that is equal to two and one-half times (2 ½ x) Employee’s annual Base Salary and shall pay Employee any reasonably anticipated Performance Bonus for the fiscal year in which Employee was terminated on a prorated basis.

ii.
If Employee voluntarily terminates Employee’s employment without Good Reason (as defined in below) within ninety (90) days after the Change in Control, Corporation shall provide the Employee twelve (12) months of Base Salary.

iii.
For the purposes of this subsection 7(B), “Good Reason” shall mean the occurrence of any of the following events: (1) a significant reduction of Employee’s duties, authority or responsibilities relative to Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction; (2) the Purchaser requiring Employee to relocate his primary work location more than fifty (50) miles from Employee’s then-present location; or (3) the Purchaser refusing to offer full time employment to Employee on terms comparable to those set forth in this Agreement.

C.	As a condition of receiving Severance hereunder, Employee will be required to execute a release agreement.

D.
Severance Pay shall be less such amounts required to be withheld by law. The Severance Pay shall be paid following termination in equal installments per Corporation’s regular pay schedule, commencing not later than forty-five (45) days after:

i.	the date the release agreement has been executed in the event there is no applicable revocation period for the release agreement; or

ii.
the date the revocation period for the release agreement has expired and no revocation has occurred in the event there is an applicable revocation period for the standard release agreement. In the event such forty-five (45) day period spans two calendar years, commencement of payment of the Severance Pay will not occur until the second calendar year and after the release agreement has become effective.

E.
Notwithstanding anything to the contrary, the amount of Severance Pay provided under this Agreement shall not under any circumstances exceed the amount defined in § 280G of the Internal Revenue Code as a “parachute payment”.

F.
In addition to Severance Pay, if Employee elects continuation coverage under one or more of Corporation’s health plans (“Health Plans”) pursuant to the continuation coverage terms of such Health Plan(s) and as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then for a period equal to the number of months of Severance Pay (“Severance Period”), Employee shall pay a reduced, monthly COBRA premium for continuation coverage. The monthly premium to be paid by Employee shall be equal to the payroll deduction contribution then being paid each month, by Corporation’s actively employed, similarly situated employees, for the selected Health Plans’ coverage. Such coverage shall be provided in accordance with terms of the Health Plan(s) as may exist or may be amended from time to time. If Employee elects to continue COBRA coverage beyond the Severance Period, Employee will be responsible for payment of the full, regular COBRA premium for any coverage continuation thereafter.

G.	Corporation shall have no obligation to provide Severance to Employee in the event of termination for any reason other than those set forth in this Section 7.

8.Confidential Information.

A.Non-Disclosure. Employee shall, during the course of Employee’s employment and at all times subsequent to Employee’s employment, hold in strictest and total confidence all Confidential Information. Employee will at no time, except as authorized by Corporation in writing or as required by any law, rule or regulation after providing prior written notice to Corporation within sufficient time for Corporation to object to production or disclosure or quash subpoenas related to the same, directly or indirectly, use for Employee’s benefit or for the benefit of others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or Corporation, any Confidential Information, nor shall Employee permit any other person or entity to use Confidential Information in competition with Corporation. Employee acknowledges that disclosure of Confidential Information to or use of the same by third parties would greatly affect the effective and successful conduct of the business of Corporation and the goodwill of Corporation, and that any breach of the terms of this subsection (A) shall be a material breach of this Agreement.

B.Definitions.

i.“Confidential Information” shall mean any information proprietary to Corporation and not generally known, including trade secrets; Inventions; technology, whether now known or hereafter discovered; information pertaining to research, development, techniques, engineering, purchasing, marketing, selling, accounting, licensing, know how, processes, products, equipment, devices, models, prototypes, computer hardware, computer programs and flow charts, program code, software libraries, databases, formulae, compositions, discoveries, cost systems, pending business transactions, the identity of customers and potential customers, and the particular needs and requirements of customers; customer lists; customer histories and records; personnel information; financial information; and confidential and proprietary information of customers and other third parties received by Corporation.

ii.“Invention” shall mean all ideas, discoveries, developments, inventions, improvements, innovations, technology, computer programs, software, products, methods, systems or plans, whether or not shown or described in writing or reduced to practice or use, and whether or not entitled to the protection of applicable patent, trademark, copyright, or similar laws, relating in any manner to any of Corporation’s present or future products, services, manufacturing or research.

iii.The term Confidential Information shall not apply to the following: (a) information that is or becomes public knowledge other than through the fault of Employee; (b) information that is received by Employee from a third party who is under no obligation to keep the information confidential; (c) information that Employee can show by written records was in Employee’s possession prior to the date of disclosure by Corporation to Employee of the Confidential Information in question; or (d) information that is individually developed by Employee, and that Employee can show by written or other tangible evidence was so independently developed.

C.Return of Confidential Information. Upon termination of Employee’s employment with Corporation or at any other time upon Corporation’s request, Employee shall deliver promptly to Corporation all originals and all copies (including photocopies, facsimiles, and computer or other means of electronic storage whether now known or hereafter discovered) of all documents and other materials then in the Employee’s possession and whether prepared by the Employee or others that constitute Confidential Information or relate in any way to business of Corporation. Employee will not make or retain any copies of the foregoing and will so represent to Corporation upon Employee’s termination of employment. Furthermore, upon Employee’s termination of employment, Employee will return to Corporation all computer hardware and/or software provided by or owned by Corporation.

D.Assignment of Inventions. Any Invention that Employee, either alone or with others makes, discovers, devises, conceives, reduces to practice, or otherwise possesses while employed by Corporation shall be “works made for hire” as that term is defined in the United States Copyright Laws and the sole property of Corporation. Employee further agrees to assign, and does hereby irrevocably assign, to Corporation or Corporation’s designee, Employee’s entire right, title and interest in: (i) all Inventions, (ii) all trademarks and copyrights in any of the Inventions, and any applications with respect thereto, and all of the goodwill appurtenant thereto, and (iii) all patent applications and patents with respect to any of the Inventions, including those in foreign countries, which Employee conceives or makes (whether alone or with others) while employed by Corporation. Additionally, both while employed by Corporation and afterwards, Employee agrees to execute and deliver at Corporation’s expense any documents that Corporation may reasonably consider necessary or helpful to assure the originality of all Inventions, obtain or maintain patents, trademarks, copyrights or any other registrations, whether during the prosecution of applications therefor or during the conduct of an interference, opposition, litigation or other matter (all related expenses to be borne by Corporation), and to vest ownership in, transfer and convey, by assignment or otherwise, all right, title and interest in and to such items to Corporation.

9.Restrictive Covenants.

A.Limitation on Competition. During the term of Employee’s employment and for a period of one (1) year after the termination of such employment for any reason (the “Restricted Period”), Employee shall not, engage directly or indirectly, either personally or as an employee, partner, associate partner, owner, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business which is competitive with the business of Corporation. For purposes of this covenant, a business will be deemed competitive if it is conducted in whole or in part within any geographic area wherein Corporation is engaged in marketing its products, and if it involves the design or manufacture of products for the aerospace industry that are the same or substantially similar to those designed or manufactured by Corporation or if it is in any manner competitive, as of the date of cessation of the Employee’s employment, with any business then being conducted by Corporation or as to which Corporation has then formulated definitive plans to enter;

B.Non-Solicitation of Customers. During Employee’s employment and during the Restricted Period, Employee shall not, individually or collectively, as a participant in a partnership, sole proprietorship, corporation, limited liability Corporation, or other entity, or as an operator, investor, shareholder, partner, director, employee, consultant, manager, sales representative, independent contractor or advisor of any such entity, or in any other capacity whatsoever, either directly or indirectly (i) solicit any business from any Customer or assist any other entity in soliciting any business from any Customer; (ii) request or advise any Customer to withdraw, curtail, or cancel any of such Customer’s business or other relationships with Corporation; or (iii) otherwise interfere with any relationship between Corporation and any Customer. As used in this section, “Customer”

shall mean any person or entity (and/or their respective affiliates or successors) to which Corporation rendered any services or sold anything of value to.

C.Non-Solicitation of Suppliers. During Employee’s employment and during the Restricted Period, Employee shall not induce or attempt to induce any salesman, distributor, supplier, manufacturer, representative, agent, jobber or other person transacting business with Corporation to terminate their relationship with or Corporation, or to represent, distribute or sell products in competition with products of Corporation; or

D.Non-Solicitation of Employees. During Employee’s employment and during the Restricted Period, Employee shall not (i) participate, directly or indirectly, in or be materially involved in any manner in the hiring or any attempt to hire as an employee, officer, director, consultant, or advisor any person who is, at the time of such hiring or attempted hiring, or was within six (6) months of such hiring or attempted hiring, an employee of Corporation; or (ii) otherwise, directly or indirectly, induce or attempt to induce any employee of Corporation or of any affiliate of Corporation to leave the employ of Corporation.

E.Reasonableness of Restrictions. It is the intention of the parties to restrict the activities of Employee under this Section 9 only to the extent necessary for the protection of legitimate business interests of Corporation. Employee acknowledges that Employee’s covenant not to compete unfairly is necessary to protect the legitimate business interests of Corporation, and that irreparable harm and damage will be done to Corporation in the event that Employee competes unfairly with Corporation. Employee has carefully read and considered the provisions of this Section titled “Restrictive Covenants” and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the legitimate business interests of Corporation. Employee further agrees and acknowledges that the geographic and durational limitations set forth herein are reasonable under the circumstances considering Employee’s access to Corporation’s Confidential Information and customer relationships and other relevant factors, and agrees that Corporation’s need for the protection afforded herein is greater than any hardship Employee might experience by complying with the terms set forth therein. However, the parties specifically covenant and agree that should any of the provisions set forth therein, under any set of circumstances not now foreseen by the parties, be deemed too broad for such purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection.

F.Tolling. In the event of a breach by Employee of this Section entitled “Restrictive Covenants,” then the restrictive periods referenced herein shall be tolled and shall begin to run or recommence running only at such time as the breach is alleviated or remedied.

G.Change in Control. The parties agree that the Restricted Period provided for in this section shall be:

i.	reduced to six (6) months in event of a Change in Control (as that term is defined in subsection 7(C) herein); or

ii.	eliminated if the business currently operated by the Corporation is terminated and the assets of the Corporation are liquidated.

H.If Corporation terminates Employee’s employment without Cause, then the Restrictive Covenants contained in this Section 9 shall only be in force as long as Corporate continues to provide Employee with Severance Pay in accordance with this Agreement; if Corporation ceases to provide

Employee with Severance Pay in accordance with this Agreement, the restrictive covenants contained in Section 9 of this Agreement shall become null and void.

10.Remedies. In the event of the breach by Employee of any of the terms of this Agreement, notwithstanding anything to the contrary contained in this Agreement, Corporation may terminate the employment of the Employee in accordance with the provisions of Section 6. It is further agreed that any breach or evasion of any of the terms of this Agreement by Employee will result in immediate and irreparable injury to Corporation and will authorize recourse to injunction and/or specific performance as well as to other legal or equitable remedies to which Corporation may be entitled. In addition to any other remedies that it may have in law or equity, Corporation also may require an accounting and repayment to Corporation of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such breaches by the Employee or by a competitor’s business controlled, directly or indirectly, by the Employee. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies by Corporation shall not constitute a waiver of the right to pursue other available remedies. If either party shall commence a proceeding against the other to enforce and/or recover damages for breach of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable costs and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs and expenses of defense, as the case may be. The foregoing costs and expenses shall include reasonable attorneys’ fees.

11.Assignability. This Agreement may be assigned by Corporation to any other entity wholly-owned by Corporation or to any other entity which purchases substantially all of the assets of Corporation or acquires a majority of the stock of Corporation. The services to be performed by Employee hereunder are personal in nature and, therefore, Employee shall not assign Employee’s rights or delegate Employee’s obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.

12.Binding Effect; Third Party Beneficiaries. Subject to the provisions of Section 11, this Agreement shall inure to the benefit of and may be enforced by Corporation and its successors or assigns, and it shall be binding upon Employee and Employee’s heirs, successors, and assigns. Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any other person or entity.

13.Disclosure of Existence of Agreement. To preserve Corporation’s rights under this Agreement, Corporation may advise any third party of the existence of this Agreement and its terms, and Employee specifically releases and agrees to indemnify and hold Corporation harmless from any liability for doing so.

14.Opportunity to Review. Employee acknowledges his understanding that this Agreement was prepared by counsel for Corporation and further acknowledges his understanding that in such capacity, such counsel has acted solely as counsel for Corporation and does not in any way represent Employee. Employee hereby acknowledges and represents that he has had the opportunity to review this Agreement and to seek advice of counsel of his choosing to represent the interests of Employee prior to his execution hereof.

15.Governing Law. This Agreement shall be deemed for all purposes to have been made in the State of Missouri, notwithstanding either the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri

16.Venue and Jurisdiction. The exclusive venue and jurisdiction for any litigation concerning this Agreement shall be in the Circuit Court for the 11th Judicial District, St. Charles County, Missouri, unless that court lacks jurisdiction, in which case such action shall be brought in the United States District Court for the Eastern District of Missouri. Any of the foregoing courts shall have personal jurisdiction over Employee and jurisdiction over matters arising out of this Agreement, and Employee hereby irrevocably waives any and all objections to personal jurisdiction, venue or convenience in the aforementioned courts.

17.Waiver. No waiver by either party hereto of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or condition at the same or at any prior or subsequent time. Waiver by either party hereto of any breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof or as a waiver by any other entity.

18.Severability. Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent. A court with jurisdiction over the matters contained in this Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Agreement enforceable to the fullest extent permitted by law.

19.Notices. All notices provided for in this Agreement shall be in writing and shall be given either (a) by actual delivery of the notice to the party entitled thereto or (b) by depositing the same with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the address of the party entitled thereto. The notice shall be deemed to have been received in case (a) on the date of its actual receipt by the party entitled thereto or in case (b) two (2) days after the date of its deposit with the United States Postal Service.

If to the Corporation:
LMI Aerospace, Inc.
Attn: Legal Counsel
411 Fountain Lakes Blvd.
St. Charles, MO 63301

and, if to the Employee, to:

Joseph DeMartino
164 Ross Hill Road
Lisbon, CT 06351

or to such other address as may be specified by either of the parties in the manner provided under this Section.

20.    Survival. All of those provisions of this Agreement that require performance by either party following termination of Employee’s employment hereunder shall survive any termination of this Agreement.
21.    General Interpretive Principles. This Agreement shall be construed without regard to any presumption or rule requiring construction against the drafting party. For purposes of this Agreement, except as otherwise expressly provided or unless context otherwise requires:
A.the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

B.the terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to;”

C.relative to the determining of any period of time, “from” means “from and including” and “to” and “through” mean “to and including;”

D.“or,” “either” and “any” are not exclusive;

E.the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;” and

F.the headings contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

22.    Section 409A.
A.This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A. In the event that any provision of this Agreement does not comply with the requirements of Section 409A, Corporation, in exercise of its sole discretion and without consent of Employee, may amend or modify this Agreement in any manner to the extent necessary to meet the requirements of Section 409A.

B.This Agreement is intended to comply with Section 409A or an exemption thereunder, and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will only be made if such termination of employment constitutes a “separation from service” under Section 409A.

C.Notwithstanding any other provision of this Agreement, if at the time of Employee’s termination of employment, Employee is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Employee on account of Employee’ s separation from service will not be paid until the first payroll date to occur following the six-month anniversary of Employee’s termination date (“Specified Employee Payment Date”).

The aggregate amount of any payments that would otherwise have been made during such six-month period will be paid in a lump sum on the Specified Employee Payment Date without interest and, thereafter, any remaining payments will be paid without delay in accordance with their original schedule. If Employee dies during the six-month period, any delayed payments will be paid to Employee’s estate in a lump sum within thirty (30) calendar days after Employee’s death.

23.    Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. A signature of a party by facsimile or other electronic transmission (including a .pdf copy sent by e-mail) shall be deemed to constitute an original and fully effective signature of such party.
24.     Entire Agreement; Amendments. The provisions hereof constitute the entire and only agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties hereto.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

CORPORATION:    LMI AEROSPACE, INC.

By:_/s/ Daniel G. Korte____________________________
Daniel G. Korte, CEO

EMPLOYEE:        __/s/ Joseph DeMartino____________________________
JOSEPH DEMARTINO